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MARCH 31, 2004                                                      EXHIBIT 99.1


TECUMSEH PRODUCTS COMPANY APPOINTS NICHOLSON AS CHIEF FINANCIAL OFFICER

FOR IMMEDIATE RELEASE

TECUMSEH, MICHIGAN -- MARCH 31, 2004 -- The Board of Directors of Tecumseh Products Company, at its meeting today, has chosen to appoint James S. Nicholson to the position of Vice President, Treasurer and Chief Financial Officer.

Nicholson has been with the Company as its Corporate Controller since February 2002. He holds both a Bachelor of Business Administration and Masters of Accounting from the University of Michigan. Prior to joining the Company he was a partner at the professional services firm of PricewaterhouseCoopers, where he served as leader of a business process and performance improvement unit in the Midwest. He is a certified public accountant.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.


Contact: Pat Walsh (517) 423-8455
         Tecumseh Products Company